                                   EXHIBIT I
                            OPINION OF ROPES & GRAY

                                 Ropes & Gray
                                 One Franklin Square
                                 1301 K Street, N.W.
                                 Suite 800 East
                                 Washington, DC 20005


                                            April 14, 2000



One Group(R) Investment Trust
1111 Polaris Parkway
P.O. Box 710211
Columbus, Ohio  43271

Ladies and Gentlemen:

         You have informed us that you intend to file a Rule 485(b) Post-Effective Amendment to your Registration Statement under the Investment Company Act of 1940, as amended, with the Securities and Exchange Commission (the "Commission") for the purpose of updating the Trust's financial information.

         We have examined your Amended and Restated Agreement and Declaration of Trust, as further amended, as on file at the office of the Secretary of The Commonwealth of Massachusetts. We are familiar with the actions taken by your Trustees to authorize the issue and sale from time to time of your units of beneficial interest ("Shares") at not less than the public offering price of such shares and have assumed that the Shares have been issued and sold in accordance with such action. We have also examined a copy of your Code of Regulations and such other documents as we have deemed necessary for the purposes of this opinion.

         Based on the foregoing, we are of the opinion that the Shares being registered have been duly authorized and when sold will be legally issued, fully paid and non-assessable.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each agreement, obligation or instrument entered into or executed by the Trust or its Trustees. The Declaration of Trust provides for indemnification out of the property of the Trust for all loss and expense of any shareholder of the Trust held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder incurring financial loss on account of being a shareholder is limited to circumstances in which the Trust itself would be unable to meet its obligations.

         We consent to this opinion accompanying the Post-Effective Amendment No. 13 when

One Group(R) Investment Trust
April 14, 2000
Page 2






filed with the Commission.


                                                     Very truly yours,

                                                     /s/ Ropes & Gray
                                                     Ropes & Gray